Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Braze, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, $0.0001 par value per share	(1)	Other	3,907,666	$36.46	$142,473,502.36	0.0001531	$21,812.69

Total Offering Amounts:							$142,473,502.36		21,812.69
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$21,812.69

__________________________________________
Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, the shares of Class A common stock offered herby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalization or other similar transactions.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is the average of the high and low sale prices for Class A common stock as reported on the New York Stock Exchange on June 2, 2025.